Exhibit 99.1

GIC BUSINESS VENTURES LIMITED

MEDIA RELEASE

SANMINA AND RELIANCE Complete previously announced MANUFACTURING Joint venture TRANSACTION In India

Joint Venture Supports “Make in India” initiative for State-of-the-Art Electronics Hardware

San Jose, CA / Mumbai, October 3, 2022: Sanmina Corporation (Sanmina) (NASDAQ: SANM), a leading integrated manufacturing solutions company and Reliance Strategic Business Ventures Limited (RSBVL), a wholly-owned subsidiary of Reliance Industries Limited (RIL), India’s largest private sector company, today announced they have completed the previously announced joint venture transaction.

This partnership will leverage Sanmina’s 40 years of advanced manufacturing experience and Reliance’s expertise and leadership in the Indian business ecosystem. The day-to-day business will continue to be managed by Sanmina’s management team in Chennai, which will be seamless from an employee and customer perspective.

The joint venture will create a world-class electronic manufacturing hub in India, in line with the Hon’ble Prime Minister's “Make in India” vision. The joint venture will prioritize high technology infrastructure hardware, for growth markets, and across industries such as communications networking (5G, cloud infrastructure, hyperscale datacenters), medical and healthcare systems, industrial and cleantech, and defense and aerospace. In addition to supporting Sanmina’s current customer base, the joint venture will create a state-of-the-art ‘Manufacturing Technology Center of Excellence’ that will serve as an incubation center to support the product development and hardware start-up ecosystem in India, as well as promote research and innovation of leading-edge technologies.

All the manufacturing will take place at Sanmina’s 100-acre campus in Chennai, with the ability for site expansion to support future growth opportunities as well as to potentially expand to new manufacturing sites in India over time based on business needs.

About Sanmina:

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, cloud solutions, industrial, defense, medical and automotive markets. Sanmina has facilities strategically located in key regions throughout the world. More information about the company is available at www.sanmina.com.

About Reliance Strategic Business Ventures Limited (RSBVL):

RSBVL is a wholly-owned subsidiary of Reliance Industries Limited. The principal activities of RSBVL are trading of goods and holding strategic interests in businesses and providing business support services. RSBVL had a revenue of INR 1,478.1 crore ($194.9 million), net profit of INR 179.8 crore ($23.6 million) for the year ended March 31, 2022 and had total investment of INR 10,857.7 crore ($1.4 billion) as of March 31, 2022.

GIC BUSINESS VENTURES LIMITED

About Reliance Industries Limited (RIL):

Reliance is India’s largest private sector company, with a consolidated revenue of INR 792,756 crore ($104.6 billion), cash profit of INR 110,778 crore ($14.6 billion), and net profit of INR 67,845 crore ($9.0 billion) for the year ended March 31, 2022. Reliance’s activities span hydrocarbon exploration and production, petroleum refining and marketing, petrochemicals, renewables (solar and hydrogen), retail and digital services.

Currently ranking 104th, Reliance is the largest private sector company from India to feature in Fortune’s Global 500 list of “World’s Largest Companies” for 2022. The company stands 53rd in the Forbes Global 2000 rankings of “World’s Largest Public Companies” for 2022 - top-most among Indian companies. It features among LinkedIn’s ‘The Best Companies to Work For in India’ (2021). Website: www.ril.com.

Sanmina Safe Harbor Statement:

Certain statements above, constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including the timing of the joint venture obtaining “Trusted Source” designation under the Indian government’s “Make in India” initiative, adverse changes in the key markets that the joint venture will target, risks arising from international operations and the other factors set forth in Sanmina’s annual and quarterly reports filed with the Securities Exchange Commission (“SEC”). Sanmina is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this release whether as a result of new information, future events or otherwise, unless otherwise required by law.

Key Contacts:

Paige Melching

Sanmina Corporation

SVP,  Investor Communications

408-964-3610

Tushar Pania

Reliance Industries Ltd.

+ 91 9820088536

tushar.pania@ril.com